                                                                       EXHIBIT 2


                                                                       EXECUTION





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                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                               MITS HOLDING, INC.

                 METAMOR INFORMATION TECHNOLOGY SERVICES, INC.

                                      AND

                            METAMOR WORLDWIDE, INC.



                         DATED AS OF SEPTEMBER 3, 1999




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

                            STOCK PURCHASE AGREEMENT
                               TABLE OF CONTENTS

                                                                           Page
ARTICLE I
         STOCK PURCHASE; CLOSING..............................................1
         1.1      Stock Purchase..............................................1
         1.2      Earn Out....................................................2
         1.3      Cash Price Adjustments......................................3
         1.4      Closing Transactions........................................4

ARTICLE II
         CONDITIONS TO CLOSING................................................5
         2.1      Conditions to the Purchaser's Obligations...................5
         2.2      Conditions to the Company's and Stockholder's Obligation....8

ARTICLE III
         COVENANTS PRIOR TO CLOSING...........................................9
         3.1      Affirmative Covenants of the Company........................9
         3.2      Negative Covenants of the Company..........................11
         3.3      Covenants of the Purchaser.................................12

ARTICLE IV
         [INTENTIONALLY OMITTED].............................................12

ARTICLE V
         REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY...............13
         5.1      Organization and Corporate Power...........................13
         5.2      Authorization of Transactions..............................13
         5.3      Capitalization.............................................13
         5.4      Subsidiaries; Investments..................................14
         5.5      Absence of Conflicts.......................................14
         5.6      Financial Statements and Related Matters...................15
         5.7      Absence of Undisclosed Liabilities.........................16
         5.8      Absence of Certain Developments............................16
         5.9      Assets.....................................................18
         5.10     Title to Properties........................................18
         5.11     Taxes......................................................19
         5.12     Contracts and Commitments..................................21
         5.13     Proprietary Rights.........................................23

         5.14     Litigation; Proceedings....................................25
         5.15     Brokerage..................................................25
         5.16     Governmental Licenses and Permits..........................25
         5.17     Employees and Contractors..................................26
         5.18     Employee Benefit Matters...................................26
         5.19     Insurance..................................................28
         5.20     Officers and Directors; Bank Accounts......................28
         5.21     Affiliate Transactions.....................................28
         5.22     Compliance with Laws.......................................28
         5.23     Environmental Matters......................................29
         5.24     Powers of Attorney; Guarantees.............................30
         5.25     Names and Locations........................................30
         5.26     Closing Date...............................................30

ARTICLE VI
         REPRESENTATIONS AND WARRANTIES CONCERNING THE STOCKHOLDER...........31
         6.1      Authorization of Transactions..............................31
         6.2      Absence of Conflicts.......................................31
         6.3      Litigation.................................................31
         6.4      Shares.....................................................32
         6.5      Taxes......................................................32
         6.6      Closing Date...............................................32

ARTICLE VII
         REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER.............32
         7.1      Organization and Corporate Power...........................32
         7.2      Authorization of Transaction...............................32
         7.3      Governmental Authorities and Consents......................33
         7.4      Absence of Conflicts.......................................33
         7.5      Litigation.................................................33
         7.6      Brokerage..................................................33
         7.7      Investment Representations.................................33
         7.8      Closing Date...............................................34
         7.9      No Additional Representations..............................34

ARTICLE VIII
         TERMINATION.........................................................34
         8.1      Termination................................................34
         8.2      Effect of Termination......................................35

ARTICLE IX
         ADDITIONAL AGREEMENTS...............................................35
         9.1      Survival...................................................35

         9.2      Continuing Assistance......................................35
         9.3      Tax Matters................................................35
         9.4      Press Releases and Announcements...........................37
         9.5      Further Transfers..........................................38
         9.6      Expenses...................................................38
         9.7      Exclusivity................................................38
         9.8      Books and Records..........................................38
         9.9      Nonsolicitation and Confidentiality........................39
         9.10     Continuing Relationship....................................40
         9.11     Financial Information......................................40
         9.12     Use of Metamor Name........................................40
         9.13     Certain Employee Benefit Matters...........................41
         9.14     Transition Services........................................41
         9.15     Uncollected Receivables; Disputed Payments.................42
         9.16     Certain Leases.............................................43
         9.17     Certain Legal Matters......................................44

ARTICLE X
         DEFINITIONS.........................................................45
         10.1     Definitions................................................45

ARTICLE XI
         MISCELLANEOUS.......................................................50
         11.1     Amendment and Waiver.......................................50
         11.2     Notices....................................................50
         11.3     Binding Agreement; Assignment..............................51
         11.4     Severability...............................................52
         11.5     No Strict Construction.....................................52
         11.6     Captions...................................................52
         11.7     Entire Agreement...........................................52
         11.8     Counterparts...............................................52
         11.9     Governing Law..............................................52
         11.10    Parties in Interest........................................52

                                LIST OF EXHIBITS

Exhibit A         -        Commitment Letters
Exhibit B         -        EDS Claim Letter


                               INDEX OF SCHEDULES

Acquisition Agreement Schedule
Organization Schedule
Capitalization Schedule
Subsidiaries Schedule
Conflicts Schedule
Financial Statements Schedule
Receivables Schedule
Undisclosed Liabilities Schedule
Developments Schedule
Assets Schedule
Real Property Schedule
Leases Schedule
Taxes Schedule
Contracts Schedule
Proprietary Rights Schedule
Litigation Schedule
Permits Schedule
Employees and Contractors Schedule
Benefit Plans Schedule
Insurance Schedule
Officers, Directors and Bank Accounts Schedule
Affiliated Transactions Schedule
Environmental Schedule
Names and Locations Schedule
Stockholder Conflicts Schedule
Stockholder Capitalization Schedule
Nonsolicitation Schedule

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of September 3, 1999, by and among Metamor Information Technology Services, Inc., a Delaware corporation (the "Company"), Metamor Worldwide, Inc., a Delaware corporation (the "Stockholder") and MITS Holding, Inc., a Delaware corporation (the "Purchaser"). The Company, the Stockholder and the Purchaser are referred to herein collectively as the "Parties" and individually as a "Party." Certain capitalized terms used herein are defined in Article X hereof.

                  WHEREAS, the authorized capital stock of the Company consists of 5 million shares of common stock, par value $.01 per share (the "Common Stock"), of which 2,115,500 shares are issued and outstanding (the "Company Stock"), and ;

                  WHEREAS, the Stockholder owns beneficially and of record 100% of the issued and outstanding shares of the Company Stock; and

                  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Company, and the Company desires to sell to the Purchaser, all of the Company Stock.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                            STOCK PURCHASE; CLOSING

                  1.1 STOCK PURCHASE. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, the Stockholder shall sell to the Purchaser, and the Purchaser shall purchase from the Stockholder all of the issued and outstanding Company Stock for a purchase price described below:

                  (a) a cash amount of $305 million (the "Cash Price") payable at the Closing (as hereinafter defined), as adjusted pursuant to Section 1.3; and

                  (b) as determined pursuant to Section 1.2, an additional amount, if any, equal to the product of three multiplied by the amount, if any, by which the Adjusted EBITDA (as hereinafter defined) of the Company for the twelve month period ended December 31, 2000 (the "Earn-Out Period") exceeds $45.5 million (the "Earn-Out Payment"); provided, however that the Earn-Out Payment shall not exceed $20 million.

                  1.2 EARN OUT.

                  (a) The calculation of Adjusted EBITDA for the Earn-Out Period will be calculated based upon the Company's audited financial statements for the year ending December 31, 2000. Adjusted EBITDA, with respect to the period for which it is to be computed, shall mean earnings before interest, taxes, depreciation and amortization (prepared in accordance with generally accepted accounting principles ("GAAP")) ("EBITDA"), plus adjustments and add backs as follows: the exclusion of expenses related to or associated with (a) any management fees paid to the Purchaser or its Affiliates, (b) all depreciation and amortization associated with, or as a result of, the acquisition of the Company contemplated herein, (c) the acquisition of the Company contemplated herein and new ventures, (d) the Purchaser's additional general corporate overhead and administrative expenses, (e) the Company's general corporate overhead and administrative expenses that are in excess of the Company's historical expense levels for the corresponding period, (f) extraordinary gain or loss on the sale or disposition of assets, and (g) any profit sharing, incentive compensation or retirement plans implemented after the Closing Date.

                  (b) During the Earn-Out Period, the Purchaser shall operate the Company in a manner necessary to maximize Adjusted EBITDA for the Earn-Out Period and shall not operate the Company in a manner that promotes the long term growth of the business of the Company at the expense of the Company's EBITDA for the Earn-Out Period. During the Earn-Out Period, the Purchaser agrees that they will not, without the consent of the Stockholder, unreasonably require that the business of the Company be operated substantially differently than it was operated in the past, unreasonably change the prices charged, the level of compensation of full-time employees and the level of general and administrative expenses. During the Earn-Out Period, the Purchaser shall not take any of the following actions with respect to the Company, without first obtaining the consent of the Stockholder or appropriately segregating the accounting for the business of the Company as then in existence: (i) sell any significant portion of the Company's assets (other than sales of assets in the ordinary course of business consistent with past practice); (ii) merge, consolidate, or reorganize the Company with another party; (iii) cause the Company to acquire all or substantially all, or any significant portion of, the assets of a third party; (iv) cause the Company to enter into a material joint venture, partnership, strategic alliance, or other similar business arrangement with one or more third parties; or (v) cause the Company to enter into any material transaction, however designated, not in the ordinary course of business consistent with past practice, in each case the consummation of which has or can reasonably be expected to have, a material impact upon the Company's EBITDA earned during the Earn-Out Period. During the Earn-Out Period, the Purchaser shall, through the use of credit facilities in existence as of the Closing, make reasonable levels of working capital available to the Company, in amounts and at times, sufficient to maximize the Company's EBITDA during the Earn-Out Period.

                  1.3 CASH PRICE ADJUSTMENTS.

                  (a) Closing Date Adjustment. Not more than five (5) Business Days, but in no event less than two (2) Business Days, before the Closing Date, the Stockholder and the Purchaser will, in good faith and in accordance with GAAP, jointly estimate the amount necessary to discharge fully the then outstanding obligations relating to Indebtedness of the Company and its Subsidiaries (including, without limitation, any accrued interest related thereto and all prepayment penalties and premiums) as of the Closing Date on a reasonable basis using the Company's then available financial information (the "Indebtedness Amount"); provided, however, that if the Stockholder and the Purchaser cannot agree on an estimate of the Indebtedness Amount, such estimate will be deemed to be equal to the average of the Stockholder's and the Purchaser's good faith determinations thereof. The Indebtedness Amount as finally estimated pursuant to this Section 1.3(a)(ii) is referred to herein as the "Estimated Indebtedness Amount." At the Closing, the Cash Price will be decreased dollar-for-dollar by an amount equal to the Estimated Indebtedness Amount.

                  (b) Post-Closing Determination. Within sixty (60) days after the Closing Date the Company and its auditors will prepare, and deliver to the Stockholder, an audited balance sheet of the Company (the "Closing Balance Sheet") as of the Closing Date which will reflect the Company's determination of the Working Capital as of the Closing Date and the Indebtedness Amount as of the Closing Date (the "Draft Computation"). The Company and its auditors will make available to the Stockholder and its auditors all records and work papers necessary to accurately compute the Working Capital and Indebtedness as of the Closing Date, including without limitation all records and work papers used in preparing the Closing Balance Sheet and the Draft Computation. If the Stockholder disagrees with the computation of the Working Capital or the Indebtedness Amount reflected on the Draft Computation, the Stockholder may, within sixty (60) days after receipt of the Draft Computation, deliver a notice (an "Objection Notice") to the Company setting forth the Stockholder's calculation of the Working Capital as of the Closing Date and the Indebtedness Amount as of the Closing Date. If the Stockholder does not deliver an Objection Notice within sixty (60) days after receipt of the Draft Computation, then the Draft Computation shall be conclusive and binding upon the Parties. If the Stockholder has delivered to the Company an Objection Notice, the Company and the Stockholder will use reasonable commercial efforts to resolve any disagreements as to the computation of the Working Capital and the Indebtedness Amount, but if they do not obtain a final resolution within sixty (60) days after the Company has received the Objection Notice, the Company and the Stockholder will jointly retain an independent accounting firm of recognized national standing (the "Firm") to resolve any remaining disagreements. If the Company and the Stockholder are unable to agree on the choice of the Firm, the Firm will be a "big-five" accounting firm selected by lot (after excluding one firm designated by each of the Company and the Stockholder). The Company and the Stockholder will direct the Firm to render a determination within thirty
(30) days of its retention and the Company, the Stockholder and their respective agents will cooperate with the Firm during its engagement. The Firm's determination will be based solely on the definitions of Working Capital and Indebtedness Amount included herein. The determination of the Firm will be conclusive and binding upon the Parties. The

Company and the Stockholder shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. The amount of the Working Capital, as finally determined pursuant to this Section 1.3(b), is referred to herein as the "Actual Working Capital," and the Indebtedness Amount, as finally determined pursuant to this Section 1.3(b), is referred to herein as the "Actual Indebtedness Amount."

                  (c) Post-Closing Adjustment.

                  (i) Payments by the Company. If the Actual Working Capital is greater than the Target Working Capital, the Company will, within five
         (5) Business Days after the determination thereof, pay to the Stockholder an amount equal to the Actual Working Capital minus the Target Working Capital. If the Actual Indebtedness Amount is less than the Estimated Indebtedness Amount, the Company will, within five (5) Business Days after the determination thereof, pay to the Stockholder an amount equal to the Estimated Indebtedness Amount minus the Actual Indebtedness Amount.

                  (ii) Payment by the Stockholder. If the Actual Working Capital is less than the Target Working Capital, the Stockholder will, within five (5) Business Days after the determination thereof, pay to the Company an amount equal to the Target Working Capital minus the Actual Working Capital. If the Actual Indebtedness Amount is greater than the Estimated Indebtedness Amount, the Stockholder will, within five (5) Business Days after the determination thereof, pay to the Company an amount equal to the Actual Indebtedness Amount minus the Estimated Indebtedness Amount.

                  (iii) Dispute. If, pursuant to Section 1.3(b) above, there is a dispute as to the final determination of the Working Capital or the Indebtedness Amount, the Company and the Stockholder shall promptly pay to the other, as appropriate, such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 1.3(b).

All amounts payable pursuant to this Section 1.3(c) shall be added together or netted against one another, as applicable, such that only one payment will be made from one Party to another Party and shall be payable by a cashier's or certified check, or by wire transfer of immediately available funds to the accounts designated by the payee.

                  1.4 CLOSING TRANSACTIONS.

                  (a) Closing. The closing of transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 9:00 a.m. on the second business day after all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) are satisfied or waived, or at such other place or on such other date as may be mutually agreeable to the Parties. The date and time of the Closing are herein referred to as the "Closing Date."

                  (b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

                  (i) the Stockholder shall deliver to the Purchaser the stock certificates evidencing the Company Stock, duly endorsed for transfer or accompanied by duly executed stock powers;

                  (ii) the Purchaser shall deliver to the Stockholder by wire transfer of immediately available funds to an account designated by the Stockholder the Cash Price;

                  (iii) the Stockholder shall deliver to the Purchaser all appropriate payoff letters (in form and substance satisfactory to the Purchaser) from holders of any Indebtedness of the Company and its Subsidiaries as are requested by the Purchaser and shall make arrangements reasonably satisfactory to the Purchaser for such holders to deliver lien releases and canceled notes at the Closing; and

                  (iv) the Company, the Stockholder and the Purchaser, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article II.

                                   ARTICLE II
                             CONDITIONS TO CLOSING

                  2.1 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to purchase and pay for the Company Stock is subject to the satisfaction of the following conditions as of the Closing Date:

                  (a) the representations and warranties set forth in Article V and Article VI hereof shall be true and correct in all material respects at and as of the date of this Agreement (without (i) regard to any references to "material" or "Material Adverse Effect" in such representations and warranties and (ii) taking into account any disclosures made by the Company or the Stockholder to the Purchaser pursuant to Sections 3.1(g) or 5.26 hereof or any updates to the Disclosure Schedules delivered pursuant to Section 5.26), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

                  (b) the Company and the Stockholder shall have performed and complied with in all material respects all of the material covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing;

                  (c) all consents by third parties that are required for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of, a material default under, a termination or modification of, or any acceleration of, any obligations under any contract to which the Company or any of its Subsidiaries is a party and which is identified with an asterisk (*) on the Contracts Schedule, the Conflicts Schedule or the Stockholder Conflicts Schedule shall have been obtained, all on terms reasonably satisfactory to the Purchaser;

                  (d) all governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser;

                  (e) the purchase by the Purchaser of the Company Stock hereunder shall not be prohibited by any applicable law or governmental regulation, shall not subject the Purchaser to any penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Purchaser is subject;

                  (f) the Stockholder shall have simultaneously delivered to the Purchaser the Company Stock and shall have received the Cash Price in exchange therefor in full;

                  (g) the applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") shall have expired or been terminated;

                  (h) except as otherwise specified by the Purchaser, all of the Company's and each of its Subsidiaries' directors and officers shall have resigned and such resignations shall be effective as of the Closing Date;

                  (i) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

                  (j) payoff letters as requested by the Purchaser with respect to certain of the Company's and its Subsidiaries' Indebtedness outstanding as of the Closing and releases of any and all Liens (other than Permitted Encumbrances) related to such specified payoff letters, including appropriate UCC termination statements, held by third parties against the property of the Company or any of its Subsidiaries shall have been obtained for release upon payment, all on terms reasonably satisfactory to the Purchaser;

                  (k) the Purchaser shall have received an opinion, dated the Closing Date, of Vinson & Elkins L.L.P., counsel to the Company and the Stockholder, in form and substance satisfactory to the Purchaser;

                  (l) on or prior to the Closing Date, the Company and the Stockholder shall have delivered to the Purchaser all of the following:

                           (i) a certificate from an officer of the Company and the Stockholder in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 2.1(a)-(d), (g) and (h) have been satisfied;

                           (ii) copies of all necessary material third party and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

                           (iii) copies of the resignations described in
         Section 2.1(h);

                           (iv) certified copies of the resolutions duly adopted by the Company's board of directors and Stockholder authorizing the execution, delivery and performance of this Agreement and each of the transactions contemplated hereby; and

                           (v) certificates of the Secretary of State of any state where the Company or any of its Subsidiaries is qualified to do business providing that the Company or such Subsidiary is in good standing in such state;

                  (m) all debt financing necessary to consummate the transactions contemplated herein and to satisfy the Company's ongoing working capital requirements shall have been obtained in amounts and on terms no less favorable to the Company than those set forth in the term sheet attached to the Commitment Letters attached hereto as Exhibit A; and

                  (n) Michael T. Willis or other senior managers selected by the Purchaser will have entered into employment agreements with the Purchaser in form and substance satisfactory to the Purchaser.

Any condition specified in this Section 2.1 may be waived by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser.

                  2.2 CONDITIONS TO THE COMPANY'S AND STOCKHOLDER'S OBLIGATION. The obligation of the Company and the Stockholder to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                  (a) the representations and warranties set forth in Article VII shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Purchaser to the Company and the Stockholder pursuant to Sections 3.3(a) and 7.7 hereof);

                  (b) the Purchaser shall have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

                  (c) all governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Stockholder;

                  (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

                  (e) the sale of the Company Stock to the Purchaser shall not be prohibited by any applicable law or governmental regulation, shall not subject the Stockholder to any penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Company and the Stockholder are subject; and

                  (f) the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

Any condition specified in this Section 2.2 may be waived by the Stockholder; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Stockholder.

                                  ARTICLE III
                           COVENANTS PRIOR TO CLOSING

                  3.1 AFFIRMATIVE COVENANTS OF THE COMPANY. Prior to the Closing, unless the Purchaser otherwise agrees in writing or except as expressly contemplated by this Agreement, the Company and each of its Subsidiaries shall, and in the case of Sections 3.1(f), (g), (h), (l) and (n) through (u) the Stockholder also shall:

                  (a) conduct its business and operations, including, without limitation, its cash management customs and practices (including, without limitation, the collection of receivables, payment of payables and incurrence of capital expenditures) only in the usual and ordinary course of business consistent with past custom and practice;

                  (b) keep in full force and effect its corporate existence and all rights, franchises and intellectual property relating or pertaining to its business and use its reasonable commercial efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

                  (c) use its reasonable commercial efforts to carry on the business of the Company and of each of its Subsidiaries in the same manner as presently conducted and to keep the Company's and each of its Subsidiaries' business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

                  (d) maintain the material assets of the Company and each of its Subsidiaries in good repair, order and condition (normal wear and tear excepted) consistent with current needs, replace in accordance with prudent practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by the Stockholder and the Purchaser;

                  (e) encourage key employees to continue their employment with the Company and its Subsidiaries after the Closing;

                  (f) maintain the books, accounts and records of the Company and each of its Subsidiaries in accordance with past custom and practice as used in the preparation of the Financial Statements;

                  (g) inform (once the Company or the Stockholder obtains knowledge thereof) the Purchaser in writing of any material variances from the representations and warranties contained in

Article V or Article VI hereof or any breach of any covenant hereunder by the Company or the Stockholder;

                  (h) cooperate with the Purchaser and use reasonable commercial efforts to cause the conditions to the Purchaser's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all material third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations);

                  (i) maintain the existence of and use reasonable commercial efforts to protect all Proprietary Rights used in the business of the Company and each of its Subsidiaries;

                  (j) maintain the existence of and use reasonable commercial efforts to protect all of the governmental permits, licenses, approvals and other authorizations of the business of the Company and each of its Subsidiaries;

                  (k) comply with all applicable laws, ordinances, and regulations in the operation of the business of the Company and each of its Subsidiaries;

                  (l) cooperate with the Purchaser in the Purchaser's investigation of the business and properties of the Company and each of its Subsidiaries, and permit the Purchaser and their employees, agents, accounting, legal and other authorized representatives to (i) have full access to the premises, books and records of the Company and each of its Subsidiaries at reasonable hours, (ii) prepare audited consolidated and consolidating balance sheets and statements of income of the Company for the Company's last three fiscal years, (iii) visit and inspect any of the properties of the Company and each of its Subsidiaries, and (iv) discuss the affairs, finances and accounts of the Company and each of its Subsidiaries with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers and independent accountants of the Company and each of its Subsidiaries; in each case after reasonable arrangements for same have been made through the Stockholder's General Counsel or Chief Financial Officer;

                  (m) use its reasonable commercial efforts to obtain landlord consents, landlord lien waivers and estoppel certificates from the Company's and any of its Subsidiaries' landlords in form and substance satisfactory to GTCR and to obtain other consents required in connection with the transactions contemplated in this Agreement;

                  (n) have caused the Company to adopt and maintain the Metamor Information Technology Services, Inc. 401(k) Plan ("Company's 401(k) Plan"), a defined contribution plan intended to be qualified under Section 401(a) of the Code, and, in accordance with the applicable provisions of Section 414(l) of the Code, the Stockholder shall have caused the assets and liabilities of the Metamor Worldwide 401(k) Plan attributable to the accounts (whether or not vested) of each participant who is an employee or former employee of the Company or any Subsidiary of the

Company to be transferred by the trustee of the Metamor Worldwide 401(k) plan to the trustee of the Company's 401(k) Plan. Such transfer of assets shall be in cash (but shall include any promissory notes or other evidences of indebtedness with respect to outstanding loans);

                  (o) have caused the Company to adopt and maintain a nonqualified deferred compensation plan and associated rabbi trust (the "Company's Nonqualified Plan") and shall have caused the assets and liabilities held in the COREStaff, Inc. Executive Retirement Savings Plan Rabbi Trust (the "ERSP") attributable to the accounts of each employee of the Company to be transferred in cash by the trustee of the ERSP to the trustee of the Company's Nonqualified Plan;

                  (p) have caused the Company to adopt and maintain the employee benefit plans listed on Schedule 5.18 and shall have caused each such plan to receive a spin-off of the assets and liabilities of the corresponding Stockholder plan attributable to the participation of the employees of the Company and each Subsidiary of the Company;

                  (q) have delivered to Purchaser for Purchaser's review and approval the employee benefit plans referred to in Sections 3.1(n), (o) and (p) above;

                  (r) have caused a transfer of sponsorship from the Company to the Stockholder and an assumption of all assets and liabilities thereunder of the Datronics Management, Inc. Profit Sharing Plan and Trust and the Knauer Consulting Money Purchase Pension Plan;

                  (s) execute any and all documents and instruments required to assign, convey and transfer to the Company all the Stockholder's right, title and interest in and to any Proprietary Rights registered or held in the Stockholder's name but used or relied on in the Company's business, including, without limitation, the following: the U.S. trademark registrations and applications for COMSYS, Reg. No. 1,269,487, COMSYS and design, Reg. No. 1,269,486 and DATRONICS, Reg. No. 1,835,823;

                  (t) execute and file with the Patent and Trademark Office and the Copyright Office all documents and instruments required to record the assignments, conveyances and transfers set forth in Section 3.1(r) above and all documents and instruments required to clear up any title breaks in the chain of ownership of any of the trademarks or copyrights assigned, conveyed or transferred under Section 3.1(r) above; and

                  (u) execute any and all documents and instruments reasonably required to assign, convey and transfer to the Company all of the Stockholder's rights under and interests in all of the acquisition agreements set forth on the attached Acquisition Agreement Schedule.

                  3.2 NEGATIVE COVENANTS OF THE COMPANY. Prior to the Closing, unless the Purchaser otherwise agrees in writing or except as expressly contemplated by this Agreement, the Company and each of its Subsidiaries shall not:

                  (a) take any action that would require disclosure under
Section 5.8 (other than Sections 5.8(a), (i) or (p));

                  (b) other than as contemplated herein, amend the Company's Certificate of Incorporation or by-laws;

                  (c) except as specifically contemplated by this Agreement, enter into any contract, agreement or transaction, other than in the ordinary course of business consistent with past practice and at arm's length with unaffiliated Persons or terminate or modify any contract required to be disclosed on the Contracts Schedule or any Government License, permit or other authorization;

                  (d) amend, terminate or renew any leases for any of its Leased Real Property (as defined in Section 5.10 below); or

                  (e) change in any material respect any accounting practices, including those relating to the timing of transactions (e.g., the acceleration of delivery of products or services or the recognition of revenue or expenses).

                  3.3 COVENANTS OF THE PURCHASER. Prior to the Closing, the Purchaser shall:

                  (a) promptly (once it obtains knowledge thereof) inform the Stockholder in writing of any variances from the representations and warranties contained in Article VII or any breach of any covenant hereunder by the Purchaser; and

                  (b) cooperate with Stockholder and use its reasonable commercial efforts to cause the conditions to the Stockholder's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations).

                                   ARTICLE IV

                            [INTENTIONALLY OMITTED]

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         As a material inducement to the Purchaser to enter into this Agreement, the Company and the Stockholder hereby represent and warrant that the statements contained in this Article V are true and correct as of the date of this Agreement, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date). In addition, the inclusion of any item on the Disclosure Schedules shall not be a representation by the Company or the Stockholder that such item is material. All of the Disclosure Schedules are as of the date of this Agreement. The Disclosure Schedules may be supplemented one or more times prior to the date which is two
(2) days prior to the Closing Date.

                  5.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which it is required to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on the "Organization Schedule" attached hereto. The Company has full power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Correct and complete copies of the Company's and each of its Subsidiaries' certificate of incorporation and by-laws have been furnished to the Purchaser, which documents reflect all amendments made thereto at any time prior to the date of this Agreement. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of the Company and each of its Subsidiaries have been furnished to the Purchaser. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its certificate of incorporation or by-laws.

                  5.2 AUTHORIZATION OF TRANSACTIONS. The Company has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved the Transaction Documents to which the Company is a party and has duly authorized the execution and delivery of such Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

                  5.3 CAPITALIZATION. As of the date hereof and as of the Closing Date, before giving effect to the transactions contemplated herein, the authorized, issued and outstanding stock of the Company consists of 5 million shares of Common Stock, of which 2,115,500 shares are issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by the Stockholder free and clear of all Encumbrances (except for such Encumbrances as shall be released at Closing). Except as disclosed on the "Capitalization Schedule," there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement). Except as disclosed on the Capitalization Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any of its Subsidiaries or any stock or securities convertible or exchangeable for any shares of the Company's or any of its Subsidiaries' capital stock. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. There are no statutory or contractual preemptive rights, rights of first refusal or similar rights with respect to the issuance or redemption of capital stock of the Company hereunder. The Company has not violated any applicable federal of state securities laws in connection with the offer, sale or issuance of any of its capital stock.

                  5.4 SUBSIDIARIES; INVESTMENTS. The attached "Subsidiaries Schedule" correctly sets forth the name of each of the Company's direct or indirect Subsidiaries, the jurisdiction of its organization, the number of authorized, issued and outstanding shares of capital stock or equity interests of such Subsidiary and the Persons owning the outstanding capital stock or equity interests of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to so qualify would not have a Material Adverse Effect. All of the outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and nonassessable, and all such shares or interests are owned by the Company or another Subsidiary free and clear of any Lien and not subject to any option or right to purchase any such shares or interests. Except as set forth on the Subsidiaries Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of stock, equity interest or any other security or interest in any other Person.

                  5.5 ABSENCE OF CONFLICTS. Except as set forth on the "Conflicts Schedule" attached hereto, the execution, delivery and performance of the Transaction Documents by the Company and the Stockholder and the consummation of the transactions contemplated thereby do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of,
(d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon the

Common Stock or the assets of the Company of any of its Subsidiaries or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is bound or affected, or any law, statute, rule or regulation to which the Company or any of its Subsidiaries is subject or any judgment, order or decree to which the Company or any of its Subsidiaries is subject, other than under the HSR Act. Except as set forth on the Conflicts Schedule, no permit, consent, approval or authorization of, declaration to or filing with, or notice to, any governmental authority or any third party is required in connection with the execution, delivery or performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company or any other transactions contemplated hereby or thereby.

                  5.6 FINANCIAL STATEMENTS AND RELATED MATTERS.

                  (a) Financial Statements. Attached hereto as the "Financial Statements Schedule" are copies of the Company's and its Subsidiaries' (i) unaudited consolidated and consolidating balance sheet as of June 30, 1999 (the "Latest Balance Sheet") and the related statement of income for the six-month period then ended and (ii) unaudited consolidated and consolidating balance sheets and statements of income for the fiscal years ended December 31, 1998 and 1997. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete, is consistent with the Company's and its Subsidiaries' books and records (which, in turn, are accurate and complete), presents fairly the Company's and its Subsidiaries' financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

                  (b) Receivables.

                  (i) Except as set forth on the "Receivables Schedule" attached hereto, all of the Accounts Receivable reflected on the Latest Balance Sheet, and all of the Accounts Receivable to be reflected on the Closing Balance Sheet (i) are properly reflected on the Company's and its Subsidiaries' books and records in accordance with GAAP and (ii) are bona fide Accounts Receivable incurred in the ordinary course of business. Except as set forth on the Receivables Schedule, the Company does not have individual Accounts Receivable which are over ninety (90) days past due.

                  (ii) As of the date hereof, except as set forth on the Receivables Schedule, no Person has, and as of the Closing Date, no Person will have, any Lien on any Accounts Receivable or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any such Accounts Receivables, except for such agreements made between Company and its lenders with respect to the financing of the transactions contemplated hereby.

                  5.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the Undisclosed Liabilities Schedule, neither the Company nor any of its Subsidiaries has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) liabilities and obligations under executory contracts or commitments described on the Contracts Schedule and the Leases Schedule attached hereto or under executory contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof),
(ii) liabilities and obligations reflected on the liabilities side of the Latest Balance Sheet (none of which is a liability for breach of contract, breach of warranty, violation or law, tort or infringement or a claim or lawsuit or an environmental liability) and (iii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, violation of law, tort or infringement or a claim or lawsuit or an environmental liability).

                  5.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the "Developments Schedule" attached hereto or except as expressly contemplated by this Agreement, since the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

                  (a) suffered any change that has had or could reasonably be expected to have a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $200,000, to its assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;

                  (b) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

                  (c) issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other of its equity securities;

                  (d) discharged or satisfied any material Lien or encumbrance or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practice, or canceled, compromised, waived or released any right or claim;

                  (e) incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business consistent with past practice;

                  (f) subjected any portion of its properties or assets to any Lien (other than Permitted Encumbrances)

                  (g) sold, leased, assigned or transferred (including, without limitation, transfers to the Stockholder or any Insider) a portion of its tangible assets, except for sales of inventory in the ordinary course of business consistent with past practice, or canceled without fair consideration any material debts or claims owing to or held by it;

                  (h) sold, assigned, licensed or transferred (including, without limitation, transfers to the Stockholder or any Insider) any Proprietary Rights owned by, issued to or licensed to it or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all its rights in such confidential information) or received any confidential information of any third party in violation of any obligation of confidentiality;

                  (i) entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business consistent with past practice;

                  (j) entered into any other material transaction not in the ordinary course of business, or materially changed any business practice;

                  (k) made or granted any bonus or any wage, salary or compensation increase to any director, officer, key employee or group of key employees or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as any such action is reflected in a Plan listed on the Benefit Plans Schedule or in any immaterial employee benefit plan, arrangement or program;

                  (l) made any other change in employment terms for any of its directors, officers, and key employees outside the ordinary course of business consistent with past practice;

                  (m) conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

                  (n) made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall equal in excess of $200,000 on the Closing Date;

                  (o) received notification that any of the Company's or its Subsidiaries' 10 largest customers (based on net revenues for the six months ending June 30, 1999) will stop or decrease in any material respect the rate of business done with the Company or its Subsidiaries;

                  (p) made any investment in excess of $100,000 in, any loan or advance in excess of $100,000 to, any guarantee of an amount in excess of $100,000 for the benefit of, or any acquisition of the securities or assets of any other Person or taken any steps to incorporate any Subsidiary, other than intercompany transactions in the ordinary course of business;

                  (q) changed (or authorized any change) in its certificate of incorporation or by-laws;

                  (r) made charitable contributions, pledges, association fees or dues in excess of $100,000; or

                  (s) committed to do any of the foregoing.

                  5.9 ASSETS. Except as set forth on the attached "Assets Schedule," the Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for Permitted Encumbrances and except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet. Except as described on the Assets Schedule, the Company's and each of its Subsidiaries' buildings, equipment and other tangible assets are in satisfactory operating condition and are fit for use in the ordinary course of business. Each of the Company and each of its Subsidiaries owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted.

                  5.10 TITLE TO PROPERTIES.

                  (a) Owned Properties. Neither the Company nor any of its Subsidiaries owns any real property and neither the Company nor any of its Subsidiaries is a party to any agreement to purchase any real property.

                  (b) Leased Properties. The "Leases Schedule" sets forth a list of all of the leases, subleases, licenses or other agreements (collectively, the "Leases") for each parcel of real property in which the Company or any of its Subsidiaries has a leasehold or subleasehold interest or otherwise uses or occupies (the "Leased Real Property"). The Company has delivered to the Purchaser true, correct, complete and accurate copies of each of the Leases described in the Leases Schedule. With respect to each Lease listed on the Leases Schedule: (i) the Lease is legal, valid, binding, enforceable and in full force and effect;
(ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, other than as set forth on the Leases Schedule; (iii) neither the Company (or its applicable Subsidiary) nor, to the Knowledge of the Company or the Stockholder, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iv) no party to the Lease has repudiated any provision thereof; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Purchaser; and
(vii) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

                  (c) Real Property Disclosure. Except as disclosed on the Leases Schedule, the Leased Real Property constitutes all of the real property leased, used or occupied by the Company and its Subsidiaries and necessary for the conduct of the Company's and its Subsidiaries' businesses as currently conducted.

                  (d) Current Use and Condition and Operation of Improvements. To the Knowledge of the Company or the Stockholder, no current use by the Company or its Subsidiary of the Leased Real Properties is dependent on a nonconforming use or other approval from a governmental authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the business of the Company or any of its Subsidiaries. To the Knowledge of the Company or the Stockholder, all buildings and all components of all buildings, structures and other improvements included within the Leased Real Property (the "Improvements"), including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, air pollution emission capture and abatement, plumbing, electrical, mechanical, sewer, waste water and paving and parking equipment systems and facilities included therein, are in good condition and repair and adequate and safe to operate such facilities as currently used and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used, occupied or operated or intended to be used, occupied or operated.

                  5.11 TAXES. Except as set forth on the attached "Taxes Schedule," and except for items which are not material:

                  (a) the Company and each of its Subsidiaries has timely filed all Tax Returns which are required to be filed, and all such Tax Returns are true, complete and accurate in all respects and have been prepared in compliance with applicable law;

                  (b) all Taxes due and payable by the Company and each of its Subsidiaries, whether or not shown on a Tax Return, have been paid by the Company or each such Subsidiary and no Taxes are delinquent;

                  (c) the amount accrued as a current liability for Taxes (excluding any amount recorded which is attributable solely to timing differences between book and Tax income) on the Latest Balance Sheet shall be sufficient to pay in full all Taxes for taxable periods (or portions thereof) ending on or before the date of the Latest Balance Sheet, whether or not such Taxes are due on or before such date and, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries have incurred any liability for Taxes other than in the ordinary course of business;

                  (d) no deficiency for any amount of Tax which has not been resolved has been asserted or assessed in writing by a taxing authority against the Company or any of its Subsidiaries, and neither the Company nor the Stockholder has Knowledge that any such assessment or asserted Tax liability shall be made;

                  (e) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of the Company or the Stockholder, threatened against or with respect to the Company or any of its Subsidiaries;

                  (f) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries;

                  (g) neither the Company nor any of its Subsidiaries has (A) waived any statute of limitations, (B) agreed to any extension of the period for assessment or collection or (C) executed or filed any power of attorney, in each case with respect to any Taxes which waiver, agreement or power of attorney is currently in force;

                  (h) neither the Company nor any of its Subsidiaries is a member of an Affiliated Group (other than the Affiliated Group as to which the Stockholder is the common parent), or any similar group defined under local, state or foreign Tax law (other than a group that includes one or more members of the Stockholder's Affiliated Group);

                  (i) neither the Company nor any of its Subsidiaries will be a party to or bound by any Tax allocation, sharing or similar agreement or arrangement with any Person after the Closing, and neither the Company nor any of its Subsidiaries has a contractual obligation to indemnify any other Person with respect to Taxes;

                  (j) no claim has ever been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not pay Taxes or file Tax Returns that the Company or any such Subsidiary is or may be subject to Taxes assessed by such jurisdiction;

                  (k) the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

                  (l) the Taxes Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company and each of its Subsidiaries files Tax Returns relating to their respective businesses;

                  (m) neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date that is attributable to any taxable period (or portion thereof) ending on or before the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any "closing agreement," as described in
Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), entered into on or before the Closing Date, (iii) any installment sale made on or before the Closing Date, or (iv) any deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation Section 1.1502-19 and 1.1502-32 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law) arising on or before the Closing Date; and

                  (n) neither the Company nor any of its Subsidiaries has made or has the obligation to make (including, without limitation, with respect to the transactions contemplated hereunder) any payment that could be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

                  5.12 CONTRACTS AND COMMITMENTS.

                  (a) Except as specifically contemplated by this Agreement or except as set forth on the Contracts Schedule or the Benefit Plans Schedule attached hereto, neither the Company nor any of its Subsidiaries is a party to or bound by, whether written or oral, any:

                  (i) collective bargaining agreement or contract with any labor union;

                  (ii) contract for the employment of any officer or key employee or any severance agreements requiring payment of more than three (3) months salary;

                  (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

                  (iv) contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $100,000;

                  (v) agreements with respect to the lending or investing of funds;

                  (vi) agreement under which the Company or any of its Subsidiaries has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

                  (vii) guaranty of any obligation in excess of $100,000, other than endorsements made for collection;

                  (viii) management, consulting, advertising, marketing, promotion, technical services, advisory or other contract or other similar arrangement relating to the design, marketing, promotion, management or operation of the Business requiring payments in excess of $100,000;

                  (ix) outstanding powers of attorney executed on behalf of the Company;

                  (x) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $100,000 annually;

                  (xi) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                  (xii) contract or group of related contracts with any of the Company's or its Subsidiaries' 10 largest customers (based on net revenues for the six months ending June 30, 1999) (the "Top Customer Contracts");

                  (xiii) confidentiality agreement or similar arrangement, other than those with employees and customers entered into in the ordinary course of business;

                  (xiv) contract relating to the supply, sale or distribution of the Company's or its Subsidiaries' products or services by a third party;

                  (xv) contract which prohibits it from freely engaging in business anywhere in the world other than customer contracts entered into in the ordinary course of business;

                  (xvi) other agreement material to it whether or not entered into in the ordinary course of business consistent with past practice.

                  (b) Except as disclosed on the Contracts Schedule, (i) no contract or commitment required to be disclosed on the Contracts Schedule has been breached or canceled by the other party and neither the Company nor the Stockholder has Knowledge of any anticipated breach by any other party to any contract set forth on the Contracts Schedule, (ii) no customer or supplier has indicated in writing or orally to the Company, any of its Subsidiaries or the Stockholder that it shall stop or materially decrease the rate of business done with the Company or any of its Subsidiaries or that it desires to renegotiate its contract or current arrangement with the Company or any of its Subsidiaries, (iii) the Company and each of its Subsidiaries have performed all the material obligations required to be performed by them in connection with the contracts or commitments required to be disclosed on the Contracts Schedule and are not in material default under or in material breach of any contract or commitment required to be disclosed on the Contracts Schedule, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or material breach thereunder, (iv) neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing any obligation pursuant to any contract set forth on the Contracts Schedule, and (v) each agreement is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

                  (c) The Company has provided the Purchaser with a true and correct copy of all written contracts which are required to be disclosed on the Contracts Schedule, in each case together with all amendments, waivers or other material changes thereto (all of which are disclosed on the Contracts Schedule). The Contracts Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein. The Company is not a party to any materially adverse or illegal contract or commitment. The revenues received by the Company and its Subsidiaries in the six months ending June 30, 1999 with respect to the Top Customer Contracts represents at least 45% of the Company's and its Subsidiaries' net revenues for such period.

                  5.13 PROPRIETARY RIGHTS.

                  (a) The attached "Proprietary Rights Schedule" contains a complete and accurate list of all (i) patented or registered Proprietary Rights currently used by the Company or any of its Subsidiaries, (ii) pending patent applications and applications for registrations of other Proprietary Rights filed by the Company or any of its Subsidiaries, (iii) unregistered trade names, Internet domain names and corporate names currently used by the Company or any of its Subsidiaries and (iv) unregistered trademarks, service marks, material copyrights and computer software currently used by the Company or any of its Subsidiaries. The Proprietary Rights Schedule also contains a complete and accurate list of all material licenses and other rights granted by the Company or any of its Subsidiaries to any third party with respect to any Proprietary Rights and all material licenses and other rights granted by any third party to the Company or any of its Subsidiaries with respect to any Proprietary Rights, in each case identifying the subject Proprietary Rights. Except as set forth on the Proprietary Rights Schedule, the Company and each of its Subsidiaries own, free of all Liens (except Permitted Encumbrances), all right, title and interest to, or have the right to use pursuant to a valid written license, all of the items on the Proprietary Rights Schedule and all other Proprietary Rights necessary for the operation of their businesses as presently conducted (collectively, the "Company Proprietary Rights"), and such rights will be owned or made available for use by the Company and each of its Subsidiaries after the Closing on terms and conditions substantially identical to those under which they owned or used such rights immediately prior to the Closing. Except as set forth on the Proprietary Rights Schedule, the loss or expiration of any Company Proprietary Rights or related group of Proprietary Rights owned or used by the Company or any of its Subsidiaries has not had a Material Adverse Effect on the conduct of their businesses and is not pending or, to the Knowledge of the Company or the Stockholder, threatened. The Company and its Subsidiaries have taken all reasonably necessary actions to maintain and protect the Company Proprietary Rights. To the Knowledge of the Company and the Stockholder, the owners of any Proprietary Rights licensed to the Company or any of its Subsidiaries have taken all reasonably necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses.

                  (b) Except as set forth on the Proprietary Rights Schedule,
(i) there have been no claims made against the Company asserting the invalidity, misuse or unenforceability of any of such Company Proprietary Rights, and, to the Knowledge of the Company and Stockholder, there are no valid grounds for the same; (ii) to the Knowledge of the Company and the Stockholder, no Person has infringed, misappropriated or otherwise conflicted with any of the Company Proprietary Rights and neither the Company nor any of its Subsidiaries has received any notices of, and neither the Company nor the Stockholder is aware of any facts which indicate a likelihood of, any of the foregoing; (iii) neither the Company nor any of its Subsidiaries has infringed, misappropriated or conflicted with and the conduct of its business does not infringe, misappropriate or conflict with any Proprietary Rights of other Persons in any material respect; and (iv) the Company Proprietary Rights have not been infringed, misappropriated or conflicted by other Persons. Except as set forth in the Proprietary Rights Schedule, the transactions contemplated by this Agreement shall have no Material Adverse Effect on the Company's right, title and interest in and to the Proprietary Rights listed on the Proprietary Rights Schedule. The Company and each of its Subsidiaries has taken reasonable actions to maintain and protect their Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Company Proprietary Rights.

                  (c) None of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are owned or licensed by the Company or by any of its Subsidiaries or that are designed, developed, implemented or managed by the Company or any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results in any material respects when processing, providing, and/or receiving
(i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  (d) Except as disclosed on the Proprietary Rights Schedule, neither the Company nor any of its Subsidiaries have made any representations or warranties regarding the ability of any computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are owned, leased or licensed by the Company or any of its Subsidiaries or that are designed, developed, implemented, managed, marketed, sold, licensed or leased by the Company or any of its Subsidiaries in the conduct of their respective businesses to process, provide, and/or receive (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth or twenty-first centuries.

                  5.14 LITIGATION; PROCEEDINGS. Except as set forth on the attached "Litigation Schedule," there are no actions, suits, complaints, charges, proceedings, orders, investigations or claims pending or, to the Knowledge of the Company or the Stockholder, threatened against or affecting the Company, any of its Subsidiaries or the Leased Real Property (or to the Knowledge of the Company or the Stockholder, pending or threatened against or affecting any of the officers, directors or key employees of the Company or any of its Subsidiaries with respect to its businesses or proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, complaints, charges, proceedings or investigations with respect to the transactions contemplated by this Agreement); and neither the Company nor any of its Subsidiaries is subject to any grievance arbitration proceedings under collective bargaining agreements or otherwise or, to the Knowledge of the Company or the Stockholder, any governmental investigations or inquiries. There exists no writ, injunction, decree, order or judgment outstanding relating to the Company, any of its Subsidiaries or the Leased Real Property.

                  5.15 BROKERAGE. Except with respect to amounts for fees and expenses owed to Morgan Stanley & Co. Incorporated by the Stockholder and the Company (which fees and expenses shall be paid by the Stockholder), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, any of its Subsidiaries or the Stockholder.

                  5.16 GOVERNMENTAL LICENSES AND PERMITS. Except as indicated on the "Permits Schedule," the Company and each of its Subsidiaries own or possess all right, title and interest in and to all of the material permits, certificates of occupancy, franchises, licenses, certificates, registrations, variances, approvals and other authorizations of any governmental entity or subdivision thereof (collectively, the "Licenses") that are necessary to conduct their businesses as presently conducted, including, without limitation, all Licenses required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment. The Company and each of its Subsidiaries are in compliance in all material respects with the terms and conditions of such Licenses and have received no notices that they are in violation of any of the terms or conditions of such Licenses. The Company and each of its Subsidiaries have taken all necessary action to maintain such Licenses. To the Knowledge of the Company and the Stockholder, no loss or expiration of any such License is threatened or pending other than expiration in accordance with the terms thereof. Except as indicated on the Permits Schedule, all of the Licenses shall survive the transactions contemplated hereby.

                  5.17 EMPLOYEES AND CONTRACTORS. Neither the Company nor the Stockholder is aware that any executive employee or key contractor of the Company or any of its Subsidiaries or any group of key employees or key contractors of the Company or any of its Subsidiaries has any plans to terminate employment or contracting with the Company or any of its Subsidiaries, except for those technical services employees and contractors providing services to customers of the Company or its Subsidiaries and for which the Company has listed on the attached Employees and Contractors Schedule the names, customers for whom they work and projected termination dates of those employees and contractors whose services are reasonably expected to terminate within the six (6) month period following the Closing. Except as set forth on the attached Employees and Contractors Schedule, the Company and its Subsidiaries have complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, fair employment laws, safety laws, worker compensation statutes, unemployment laws, immigration/visa regulations (e.g., H-1B), collective bargaining, and the payments of non-wage expense reimbursement), and neither the Company nor any of its Subsidiaries is aware of or has experienced any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). To the Knowledge of the Company or the Stockholder, none of the Company's or its Subsidiaries' employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present business activities of the Company or any of its Subsidiaries, except for agreements between the Company or its Subsidiaries and agreements with customers of the Company or its Subsidiaries.

                  5.18 EMPLOYEE BENEFIT MATTERS.

                  (a) Notwithstanding any other provision in this Agreement to the contrary, this Section 5.18 alone shall govern the representations and warranties with respect to employee benefit matters; provided, however, that the representations and warranties in Sections 5.8(k), 5.8(l), 5.11 (n), 5.12(a)(ii) and 5.17 which relate to employee benefit matters shall be given full force and effect. The attached "Benefit Plans Schedule" sets forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other material employee benefit plan, program or arrangement which as of the Closing Date either (i) is maintained, sponsored, or contributed to by the Company or any of its Subsidiaries, or (ii) with respect to which the Company or any of its Subsidiaries has any material liability. Each such item which is identified in clause (i) of the preceding sentence and listed on the attached "Benefit Plans Schedule" is referred to herein as a "Plan" and collectively as the "Plans."

                  (b) Neither the Company nor any of its Subsidiaries maintains, contributes to, or has any liability or, to the Knowledge of the Stockholder, the Company or any of the Company's Subsidiaries, potential liability under (or with respect to) any "defined benefit plan" (as defined in Section 3(35) of ERISA), or any "multiemployer plan" (as defined in Section 3(37) of ERISA). No asset of the Company or any of its Subsidiaries is subject to any lien under ERISA or the Code.

Except as disclosed on the attached Benefit Plans Schedule, there are no pending or, to the Knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) which could result in material liability to the Company or any of its Subsidiaries.

                  (c) Except to the extent that such Plan is within the remedial amendment period for obtaining such determination, each Plan that is intended to be qualified under Section 401(a) of the Code has received a determination (or in the case of a prototype plan, an opinion letter) from the Internal Revenue Service that such Plan is so qualified, and, to the Knowledge of the Stockholder, nothing has occurred since the date of such determination that could materially adversely affect the qualified status of such Plan.

                  (d) Each of the Plans and all related trusts have been maintained, funded and administered in substantial compliance with their terms and in material compliance with the applicable provisions of ERISA, the Code, and any other applicable laws. Except as disclosed on the attached Benefit Plans Schedule, with respect to each Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

                  (e) None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any other "disqualified person" (within the meaning of Section 4975 of the Code) or any "party in interest" (within the meaning of
Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Plans which could subject the Company or any of its Subsidiaries to a penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

                  (f) Each Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or
Section 4980B of the Code ("COBRA") has been administered in substantial compliance with such requirements. Except as disclosed on the attached Benefit Plans Schedule, no Plan provides medical or life or other welfare benefits to any retired or terminated employee (or any dependent thereof) of the Company or any of its Subsidiaries other than as required pursuant to COBRA.

                  (g) With respect to each Plan, the Stockholder has provided the Purchaser with true, complete and correct copies of (to the extent applicable and in the possession of the Stock holder, the Company or any of its Subsidiaries and requested by Purchaser): (i) all documents pursuant to which the Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (with applicable attachments); and (iii) the most recent determination letter received from the Internal Revenue Service.

                  (h) Neither the Company nor any of its Subsidiaries has any material liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA and other than a Plan) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company and its Subsidiaries. For purposes of this subsection (h), the term "liability" refers only to (i) any lien under the ERISA or the Code, (ii) any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation, (iii) any withdrawal liability under Title IV of ERISA with respect to any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), and (iv) any liability under COBRA.

                  5.19 INSURANCE. The "Insurance Schedule" attached hereto lists and briefly describes each insurance policy maintained by the Company and each of its Subsidiaries with respect to its properties, assets and business, together with a claims history for the past year. All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policies and neither the Company nor any of its Subsidiaries has been denied insurance coverage. Except as set forth on the Insurance Schedule, neither the Company nor any of its Subsidiaries has any self-insurance or coinsurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all liabilities required to be set forth thereon under GAAP with respect to self-insurance or coinsurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to self-insurance or coinsurance programs.

                  5.20 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The "Officers, Directors and Bank Accounts Schedule" attached hereto lists all officers and directors of the Company and each of its Subsidiaries, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company and each of its Subsidiaries.

                  5.21 AFFILIATE TRANSACTIONS. Except as disclosed on the "Affiliated Transactions Schedule" attached hereto, no Affiliate is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or which is pertaining to the business of the Company or any of its Subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

                  5.22 COMPLIANCE WITH LAWS.

                  (a) The Company and each of its Subsidiaries have complied with and are in compliance in all material respects with all applicable laws, regulations and ordinances (collectively, "Laws") of foreign, federal, state and local governments and all agencies thereof which are applicable to the business, business practices (including, but not limited to, the Company's and its Subsidiaries' marketing and sales of its products and services) or Leased Real Property of the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries may be subject, and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such Laws, and neither the Company nor any of its Subsidiaries has received notice of any such violations, except as set forth on the Disclosure Schedules.

                  (b) Neither the Company nor any of its Subsidiaries has at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments of cash or other consideration, including, without limitation, payments to customers or employees of customers for purposes of doing business with such customers.

                  5.23 ENVIRONMENTAL MATTERS. Except as set forth on the "Environmental Schedule" attached hereto:

                  (a) To the knowledge of the Company and the Stockholder, the Company and each of its Subsidiaries have complied with and are currently in compliance with all Environmental and Safety Requirements, and neither the Company nor any of its Subsidiaries has received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its Subsidiaries or any of its properties or facilities.

                  (b) Without limiting the generality of the foregoing, the Company and each of its Subsidiaries have obtained and complied in all material respects with, and are currently in compliance in all material respects with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of their properties or facilities or the operation of their business.

                  (c) To the knowledge of the Company and the Stockholder, neither this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on the Company or its Subsidiaries or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (d) To the knowledge of the Company and the Stockholder, none of the following exists at any property or facility owned, occupied or operated by the Company or any of its Subsidiaries: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

                  (e) To the knowledge of the Company and the Stockholder, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of the Company or any of its Subsidiaries for response costs, natural resource damages or attorneys' fees pursuant to CERCLA or any other Environmental and Safety Requirements.

                  (f) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company or any of its Subsidiaries shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  (g) To the knowledge of the Company and the Stockholder, neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                  (h) To the knowledge of the Company and the Stockholder, no Environmental Lien has attached to any property owned, leased or operated by the Company or any of its Subsidiaries.

                  5.24 POWERS OF ATTORNEY; GUARANTEES. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries. Neither the Company nor or any of its Subsidiaries has provided a Guaranty with respect to or is otherwise liable for any Indebtedness of any other Person.

                  5.25 NAMES AND LOCATIONS. Except as set forth on the Names and Locations Schedule attached hereto, during the five-year period prior to the execution and delivery of this Agreement, neither the Company nor its Subsidiaries has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. Substantially all of the tangible assets and properties of the Company are located at the locations set forth on the Names and Locations Schedule (which shall include, but not be limited to, any consignment locations).

                  5.26 CLOSING DATE. All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct in all material respects on the Closing Date, except to the extent that the Company or the Stockholder has advised the Purchaser otherwise in writing prior to the Closing.

                                   ARTICLE VI
           REPRESENTATIONS AND WARRANTIES CONCERNING THE STOCKHOLDER

                   As a material inducement to the Purchaser to enter into this Agreement, the Stockholder represents and warrants to the Purchaser that the statements contained in this Article VI are true and correct as of the date of this Agreement and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date).

                  6.1 AUTHORIZATION OF TRANSACTIONS. The Stockholder has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which the Stockholder is a party and to perform its obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which the Stockholder is a party have been duly approved, executed and delivered by the Stockholder and constitute the valid and binding agreements of the Stockholder, enforceable in accordance with their respective terms.

                  6.2 ABSENCE OF CONFLICTS. Except as set forth on the attached Stockholder Conflicts Schedule, neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which the Stockholder is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under,
(e) result in the creation of any Lien upon the Company's capital stock owned by the Stockholder, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Stockholder is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which the Stockholder is subject, other than under the HSR Act. No notice to, filing with or authorization, consent or approval of any government or governmental agency by the Stockholder is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which the Stockholder is a party.

                  6.3 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best of the Stockholder's Knowledge, threatened against or affecting the Stockholder, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Stockholder's performance under this Agreement, the other agreements contemplated hereby to which the Stockholder is a party or the consummation of the transactions contemplated hereby or thereby.

                  6.4 SHARES. Except as set forth on the attached Stockholder Capitalization Schedule, the Stockholder holds of record and owns beneficially 100% of the issued and outstanding shares of Common Stock, free and clear of any Encumbrances. The Stockholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). Except as set forth on the attached Stockholder Capitalization Schedule, the Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

                  6.5 TAXES. The Stockholder's Affiliated Group has timely filed all income Tax Returns which it is required to file for all Tax periods in which the Company or any of its Subsidiaries was a member of such Affiliated Group and all such Tax Returns are true, complete and accurate in all material respects and have been prepared in compliance with applicable law. All income Taxes due and payable by the Stockholder's Affiliated Group have been paid for all Tax periods (or portions thereof) in which the Company or any of its Subsidiaries was a member of such Affiliated Group.

                  6.6 CLOSING DATE. All of the representations and warranties concerning the Stockholder contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct in all material respects on the Closing Date except to the extent that the Stockholder has advised the Purchaser otherwise in writing prior to the Closing.

                                  ARTICLE VII
            REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER

                  As a material inducement to the Stockholder and the Company to enter into this Agreement, the Purchaser hereby represents and warrants that:

                  7.1 ORGANIZATION AND CORPORATE POWER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with requisite power and authority to enter into this Agreement and the other agreements contemplated hereby to which the Purchaser is a party and perform its obligations hereunder and thereunder.

                  7.2 AUTHORIZATION OF TRANSACTION. The Purchaser has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which the Purchaser is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party have been duly and validly authorized by the Purchaser, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which the Purchaser is a party shall when executed constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with their terms.

                  7.3 GOVERNMENTAL AUTHORITIES AND CONSENTS. Except with respect to the HSR Act, (a) the Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby and (b) no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the transactions contemplated hereby or thereby.

                  7.4 ABSENCE OF CONFLICTS. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of,
(d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Purchaser is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which the Purchaser is subject.

                  7.5 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the Purchaser's Knowledge, threatened against or affecting the Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser's performance under this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

                  7.6 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

                  7.7 INVESTMENT REPRESENTATIONS. The Purchaser hereby represents that it is acquiring the Company Stock for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

                  7.8 CLOSING DATE. All of the representations and warranties of the Purchaser contained in this Article VII and elsewhere in this Agreement and all information delivered by the Purchaser in any schedule, attachment or Exhibit hereto or in any writing delivered to the Stockholder are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Purchaser has advised the Stockholder otherwise in writing prior to the Closing.

                  7.9 NO ADDITIONAL REPRESENTATIONS. The Purchaser acknowledges that it and its representatives have been permitted access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company which it and its representatives have desired or requested to see and/or review, and that it and its representatives have had opportunity to meet with certain officers and employees of the Company to discuss the businesses and assets of the Company. The Purchaser acknowledges that none of Stockholder or the Company or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement or the Disclosure Schedules thereto.

                                  ARTICLE VIII
                                  TERMINATION

                  8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Stockholder and the Company;

                  (b) by the Stockholder or the Company if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties or covenants set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless such terminating Party's breach of this Agreement has caused the condition to be unsatisfied; or

                  (c) by the Stockholder or the Company if the Closing has not occurred on or prior to September 30, 1999; provided, however, that such date shall be extended at the option of either the Stockholder or the Purchaser to a date not later than October 15, 1999 solely for the purpose of obtaining approval under the HSR Act; and further provided, however, that neither the Company nor the Stockholder shall be entitled to terminate this Agreement pursuant to this Section 8.1(c) if the Purchaser's, on the one hand, or the Company's or the Stockholder's, on the other hand, breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

                  8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Stockholder or the Company as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of Section 9.8 and Article XI shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

                                   ARTICLE IX
                             ADDITIONAL AGREEMENTS

                  9.1 SURVIVAL. The representations and warranties contained in Articles V, VI and VII hereof shall not survive the Closing Date; provided that the representations and warranties contained in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), Section 5.3 (Capitalization), the first sentence of Section 5.4 (Subsidiaries; Investments), Section 6.1 (Authorization of Transactions), Section 6.4 (Shares) and Section 7.1 (Authorization) hereof shall survive the Closing Date and the consummation of the transactions contemplated hereby until the day following the expiration of the applicable statute of limitations; provided further that, such survival shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party's officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion.

                  9.2 CONTINUING ASSISTANCE. The Purchaser, the Company and the Stockholder agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Company and the Stockholder. Subsequent to the Closing, the Stockholder and the Company (at their own cost) shall assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested. The Company and the Stockholder will, upon request from the other, use their reasonable commercial efforts to obtain any certificate or other document from any governmental authority or any other Person that may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  9.3 TAX MATTERS.

                  (a) Notwithstanding anything to the contrary set forth in this Agreement, the Stockholder shall indemnify and hold harmless the Company and its Subsidiaries from any Taxes determined on a consolidated, combined or unitary basis of any Affiliated Group of which the Company or any of its Subsidiaries is a member at any time prior to the Closing Date (including any Tax attributable to the Company and its Subsidiaries). The Stockholder shall cause the Company and its Subsidiaries to be included in any consolidated, combined or unitary Tax Returns of the Stockholder and its affiliates in accordance with past practice. Taxable income and credits and other tax items of the Company and its Subsidiaries shall be allocated for this purpose based on a closing of the books as of the end of the Closing Date.

                  (b) The Stockholder shall give notice to the Company within thirty (30) days after receipt by the Stockholder's consolidated group of any written notice of proposed adjustment issued by a taxing authority ("NOPA") if the Tax liability of the Company would be materially increased for a period after the Closing should the position set forth in the NOPA be sustained in a final determination.

                  (c) Without the prior written consent (which shall not be unreasonably withheld) of the Company, the Stockholder shall not make or change any election, change an annual accounting period or file any amended Tax Return (unless the Tax Return to be amended contains an error or is otherwise required to be amended under applicable law) for a period prior to Closing, if such election, change or amendment will cause the Tax liability of the Company to be materially increased for any period after the Closing.

                  (d) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date (other than income Tax Returns with respect to periods for which the consolidated, unitary and combined income Tax Returns of the Stockholder will include the operations of the Company).

                  (e) The Stockholder shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns with respect to periods for which the consolidated, unitary and combined income Tax Returns of the Stockholder will include the operations of the Company and its Subsidiaries.
The Stockholder shall permit the Company to review and comment on each separate Company pro forma Tax Return which relates to the Company or its Subsidiaries
(a " Pro Forma Tax Return") at least sixty (60) days prior to filing the consolidated, combined or unitary Tax Return to which such Pro Forma Tax Return relates. At least forty-five (45) days prior to filing the Company shall notify the Stockholder of any changes it wishes to make in such Pro Forma Tax Return. If the Stockholder objects to such changes proposed by the Company, the dispute shall be referred to a big-five accounting firm that is not the regular auditor or tax advisor to either the Stockholder or the Company for resolution and such Tax Return shall be filed in accordance with the decision of such accounting firm (the fees and expenses of which shall be shared equally by the Stockholder and the Company). The Tax Returns prepared by the Stockholder pursuant to this
Section 9.3(e) shall be prepared in a manner consistent with past returns and in compliance with applicable law.

                  (f) Any Tax refunds (or amounts credited against Tax) that are received by the Company or the Stockholder's Affiliated Group as a result of the carryback of a post-Closing loss or credit of the Company and its Subsidiaries shall be for the account of the Company and shall be promptly paid to the Company. The Stockholder shall use reasonable commercial efforts to claim any such Tax refund or credit.

                  (g) The Purchaser, the Company and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party,
(A) in connection with the filing of Tax Returns pursuant to this Section 9.3 and any audit, litigation or other proceeding with respect to Taxes and (B) in connection with respect to any Tax planning of the Company. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholder agree (A) to retain all books and records in their possession with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, any extensions thereof) of such taxable period, and to abide by all record retention agreements entered into with any taxing authority, (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Stockholder, as the case may be, shall allow the other party to take possession of such books and records, (C) to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby), and (D) to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Department Regulations promulgated thereunder.

                  (h) The Stockholder shall cause all tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries to be terminated as of the Closing Date in order that, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

                  (i) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Party on which such Taxes are imposed, and such Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. Any Party required to withhold Taxes described in this paragraph (i) shall be entitled to withhold such amounts as are required under applicable law.

                  9.4 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be subject to the approval by the other Party, which shall not unreasonably be withheld). After the Closing Date, (i) no press releases related to this Agreement and the transactions contemplated herein shall be issued without the consent of the Purchaser and the Stockholder (which shall not be unreasonably withheld) and (ii) no announcements to the employees, customers or suppliers of the Company shall be issued without the Purchaser's consent (which shall not be unreasonably withheld).

                  9.5 FURTHER TRANSFERS. The Stockholder and the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the Purchaser may reasonably request to effect, consummate, confirm or evidence the purchase of the Company Stock and any other transactions contemplated hereby.

                  9.6 EXPENSES. The Stockholder agrees to pay and hold the Company harmless against liability for (i) all fees and expenses of the Stockholder and the Company and their counsel and other representatives and consultants arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) all fees and expenses owed to Morgan Stanley Dean Witter or Morgan Stanley & Co. Incorporated by the Stockholder or the Company as a result of the consummation of the transactions contemplated hereby.

                  9.7 EXCLUSIVITY. Until this Agreement is terminated by its terms, neither the Company nor the Stockholder shall (and neither the Company nor the Stockholder shall cause or permit any Affiliate or agent or any other Person acting on behalf of the Stockholder, the Company, or its Affiliates to),
(a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving the Company or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. The Company and the Stockholder agree that they will discontinue immediately any negotiations or discussion with respect to any of the foregoing. Until this Agreement is terminated by its terms, the Company and the Stockholder shall notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                  9.8 BOOKS AND RECORDS. Unless otherwise consented to in writing by the Stockholder or the Company (as the case may be), the Company and the Stockholder will not, for a period of seven (7) years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Company in its possession without first offering to surrender to the Stockholder or the Company, as the case may be, such books and records or any portion thereof of which the Stockholder or the Company may intend to destroy, alter or dispose. The Company and the Stockholder will allow the other party's representatives, attorneys and accountants access to such books and records, upon reasonable request during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

                  9.9 NONSOLICITATION AND CONFIDENTIALITY. In consideration of the mutual covenants provided for herein to the Stockholder at the Closing, the Stockholder agrees that:

                  (a) Nonsolicitation. During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, in the case of clauses (i) through (iii) below, and the first anniversary of the Closing, in the case of clause (iv) below (the "Nonsolicitation Period"), the Stockholder shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire any person who is listed on Part A of the Nonsolicitation Schedule, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries; provided, however that nothing in this clause (iii) shall prohibit or in any way limit the Stockholder's ability to offer and/or perform services or products to any such parties in the ordinary course of business or (iv) acquire or attempt to acquire an interest in any business listed in Part B of the Nonsolicitation Schedule; provided that nothing stated herein shall prohibit the Stockholder from general solicitations of employees and customers over any medium not specifically targeted toward the Company, including without limitation newspaper, television, radio, Internet, and similar forms of mass media.

                  (b) Confidentiality. The Stockholder shall treat and hold as confidential any information concerning the business and affairs of the Company and its Subsidiaries that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that the Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholder shall notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 9.9(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Stockholder may disclose the Confidential Information to the tribunal; provided that such disclosing Stockholder shall use his or its reasonable commercial efforts to obtain, at the request of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate.

                  (c) Remedy for Breach. The Stockholder acknowledges and agrees that in the event of a breach by the Stockholder of any of the provisions of this Section 9.9, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, the Purchaser and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

                  (d) Company Nonsolicitation. In consideration of the mutual covenants provided herein to the Company at the Closing, during the period commencing on the date hereof and ending on the second anniversary of the Closing, the Company shall not hire any key employees of Stockholder listed on Part B of the Nonsolicitation Schedule.

                  9.10 CONTINUING RELATIONSHIP. The Stockholder agrees to, and agrees to cause its Subsidiaries to, operate in good faith in respect of existing contracts between the Company and/or its Subsidiaries, on the one hand, and the Stockholder and/or its Subsidiaries, on the other hand.

                  9.11 FINANCIAL INFORMATION. In the event that the Company undertakes to consummate a public debt or equity offering, the Stockholder agrees to cooperate with the Company, and cause the Stockholder's auditors to cooperate with the Company, in preparing such financial statements, selected financial data and "Management's Discussion and Analysis of Financial Condition and Results of Operations" descriptions that the Company requires with respect to periods prior to the Closing Date to comply with the requirements of Regulation S-X of the Securities Act of 1933, as amended (and any successor regulation(s) thereto) ("Regulation S-X"), and the requirements of Regulation S-K of the Securities Act of 1933, as amended (and any successor regulation(s) thereto). The Company shall be responsible for, or reimburse the Stockholder for, the payment of any reasonable fees and expenses incurred by the Stockholder in adjusting the Financial Statements to conform with the requirements of Regulation S-X and providing any other assistance to the Company pursuant to the preceding sentence.

                  9.12 USE OF METAMOR NAME. The Parties expressly agree that following the Closing Date, the Company shall not retain any right, title or interest in the name "Metamor Information Technology Services" and the Internet domain names "metamor-its.com" and "metamor-test.com" (the "Trademarks") or the name Metamor. The Stockholder hereby grants, and the Company and its Subsidiaries hereby accept, a royalty-free, irrevocable, non-exclusive license (with the right to grant sublicenses to Affiliates) to continue using the Trademarks for a period of six (6) months following the Closing Date in a reasonable manner consistent with the Company and its Subsidiaries' usage of the Trademarks prior to the Closing Date (the "Field of Use"). The Stockholder covenants and agrees not to use or allow any third party to use the Trademarks in the Field of Use during such six (6) month period. Such license shall include the right of the Company and its Subsidiaries to use the Trademarks either alone or in combination of or with other names, trade names, trademarks, service marks or logos. Such other names, trade names, trademarks, service marks or logos (other than the Trademarks) shall be collectively referred to as the "Other

Trademarks." The Company and its Subsidiaries shall own all right, title or interest in the Other Trademarks and shall have the right to continue using the Other Trademarks in their respective businesses at the end of such six (6) month period. At the end of such six (6) month period, the Company and its Subsidiaries shall cease using and will not retain any rights in the Trademarks or any other confusingly similar name, trade name, trademark, service mark or logo in connection with any and all aspects of the businesses of the Company and its Subsidiaries, including, without limitation, advertising, marketing, letterheads, invoices, packaging or entity, business or divisional names. After the Closing, the Company will not hold itself out as a "Metamor Worldwide Company;" provided that the Company may continue to use, for a period of forty-five (45) days after the date hereof, the "Metamor Worldwide" name and logo in the Field of Use on its web site, advertising, marketing, letterheads, invoices, packaging and similar materials. For so long as the Company is using the Trademarks, each press release issued by the Company shall affirmatively state that the Company is not affiliated with the Stockholder. Notwithstanding anything to the contrary above, the Company shall not use the name "Metamor" or any other confusingly similar name, trade name, trademark, service mark or logo in connection with any offering or sale of securities.

                  9.13 CERTAIN EMPLOYEE BENEFIT MATTERS. On and after the Closing Date, (i) the Company shall be responsible for all liabilities, obligations and commitments relating to employee benefit plans, programs and arrangements sponsored by the Company, if incurred or accrued on and after the Closing Date and as otherwise assumed under Sections 3.1 (n), (o) and
(p)(provided that for the purposes of Section 3.1(p) the Company shall not be obligated by virtue of such assumption for the payment of any employee benefits agreed to be paid by the Stockholder in clause (ii) below, including, but not limited to, the payment of any employee benefits due to former employees), and
(ii) except to the extent assumed by the Company under Sections 3.1(n) and (o) or as to which cash has been transferred to the Company or a third party administrator or current liabilities have been accrued on the Closing Balance Sheet, the Stockholder shall be responsible for the payment of all employee benefits incurred under any current or former employee benefit plans sponsored by Stockholder with respect to any person who is a current or former employee of the Company or any of its Subsidiaries as of the Closing Date. Each Company employee benefit plan shall recognize each current (and, if rehired, former) Company employee's prior service that is recognized under each Stockholder employee benefit plan for purposes of eligibility to participate, vesting, and waiting periods and as otherwise required by law.

                  9.14 TRANSITION SERVICES. In the event the Purchaser or the Stockholder requires administrative services from the other party hereto for the conduct of its business during the twelve (12) month period following the Closing (the "Transition Period"), such other Party agrees to provide such services at mutually agreed market rates (the rate such other party would charge an unaffiliated third party for comparable services). For purposes of this Section 8(h), "administrative services" mean financial, treasury, accounting, tax, audit, management information services and other related services; human resources services; corporate office lease services; and other similar administrative services currently provided to the Company by the Stockholder, in the case of the Purchaser, or provided by the Company to the Stockholder, in the case of the Stockholder. Notwithstanding the foregoing, in no event shall either Party provide professional services or advice to any other Party without the receiving Party providing a mutually agreed to indemnity to the delivering Party for any such services.

                  9.15 UNCOLLECTED RECEIVABLES; DISPUTED PAYMENTS.

                  (a) The Purchaser shall collect the accounts receivable of the Company relating to Litton Applied Technology in an amount equal to a maximum of $1,427,999.67 and to EDS (the "EDS Receivable") in an amount equal to a maximum of $ 1,504,156.67, in each case as set forth on the balance sheet of the Company as of June 30, 1999 (the "Receivables") using the same efforts and the same care as it uses to collect its own accounts receivable. Amounts collected by the Purchaser from each of the Receivables shall be applied first to the oldest outstanding Receivables of such customer unless such customer specifically identifies a specific invoice to which a payment is to be applied. Stockholder agrees to purchase from the Company, promptly following a written request from the Purchaser, any of the Receivables that have not been collected by Purchaser or the Company within 120 days following the Closing Date at the aggregate gross recorded amount thereof less reserves with respect thereto set forth on the Company financial statements as of June 30, 1999 (the "Receivables Purchase Amount"). The Receivables Purchase Amount shall be paid to the Company in cash within 30 days after the date of such request and upon the transfer and assignment of the Receivables that have not been collected by the Company or Purchaser to Stockholder. The Stockholder shall have reasonable access during normal business hours to the Company's and Purchaser's records relating to the Receivables. Neither the Company nor the Purchaser shall compromise, settle or release claims with respect to any Receivables transferred and assigned to Stockholder during such 90 day period without the prior written consent of the Stockholder. Any Receivables transferred and assigned to Stockholder may be collected by Stockholder in accordance with commercially reasonable collection efforts.

                  (b) The Stockholder agrees to indemnify and hold harmless from and against and pay on behalf of or reimburse the Company and its Subsidiaries for two-thirds of any amounts paid, up to a maximum amount of $600,000, in rebates to EDS arising out of any claims set forth in or other matters addressed in that certain letter from Enterprise Services Company, on behalf of EDS to the Company dated August 17, 1999 which is attached hereto as Exhibit B (the "EDS Matters"); provided that to the extent the EDS Receivable is set off in satisfaction of the all or any portion of the EDS Matters, payment by the Stockholder under Section 9.16(a) for the EDS Receivable shall be considered payment in satisfaction of the obligations of the Stockholder under this Section 9.16(b) to the extent of such satisfaction of the EDS Matters. The Company agrees to assume and shall control any resolution of the EDS Matters. The Company shall not be responsible or liable to the Stockholder for any expenses incurred by the Stockholder in connection with the resolution of the EDS Matters. The Stockholder shall have the right to participate in the resolution of the EDS Matters, it being understood that the Company shall ultimately control such resolution. The Company and the Stockholder shall cooperate with one another in connection with the resolution of the EDS Matters. Such cooperation shall include the retention and the provision to the other party of records and information which are reasonably relevant to the EDS Matters, and making employees available on a mutually convenient basis to provide additional information and explanation of any material relevant to the EDS Matters.

                  (c) The Stockholder agrees to indemnify and hold harmless from and against and pay on behalf of or reimburse the Company and its Subsidiaries for payment of rebates paid to and requested by AT&T on revenues derived by the Company or its Subsidiaries from AT&T for the period beginning January 1, 1999 to September 30, 1999 (the "AT&T Matters"); provided that the Company shall use its reasonable commercial efforts to resist payment of and otherwise minimize any rebate amounts relating to the AT&T Matters; provided further, that such efforts shall not include any action by the Company and its subsidiaries that could be materially detrimental or injurious to the Company and its subsidiaries' continuing relationship with AT&T. The Company agrees to confer with and seek the prior approval of the Stockholder (which the Stockholder shall not unreasonably withhold) in any resolution of the AT&T Matters. The Company and the Stockholder shall cooperate with one another in connection with the resolution of the AT&T Matters.

                  9.16 CERTAIN LEASES.

                  (a) The Stockholder agrees to assume all of the Company's obligations, and the Company agrees to assign to the Stockholder all of the Company's rights, under the leases set forth on Schedule 9.16(a) (the "Stockholder Assumed Leases") prior to the Closing Date. The Parties hereto agree to cooperate and shall execute such instruments of conveyance and transfer and take such additional action as reasonably necessary to effect the transfer of the Stockholder Assumed Leases. The Stockholder agrees to indemnify and hold harmless from and against and pay on behalf of or reimburse the Company and its Subsidiaries for the entirety of the amount of any Loss incurred by the Company with respect to either of the Stockholder Assumed Leases or the real property demised by such leases arising prior to or following the Closing Date.

                  (b) The Stockholder agrees to cause Metamor Enterprise Solutions, Inc., a wholly owned subsidiary of the Stockholder ("MES"), to assume all of the Company's obligations, and the Company agrees to assign to MES all of the Company's rights, under the leases set forth on Schedule 9.16(b) (the "MES Assumed Leases") prior to the Closing Date. The Parties hereto agree to, and the Stockholder agrees to cause MES to agree to, cooperate and to execute such instruments of conveyance and transfer and to take such additional action as reasonably necessary to effect the transfer of the MES Assumed Leases. The Stockholder agrees to cause MES to indemnify and hold harmless from and against and pay on behalf of or reimburse the Company and its Subsidiaries for the entirety of the amount of any Loss incurred by the Company with respect to any of the MES Assumed Leases or the real property demised by such leases arising prior to or following the Closing Date.

                  (c) The Stockholder agrees to cause Metamor Industry Solutions, Inc., a wholly owned subsidiary of the Stockholder ("MIS"), to assume all of the Company's obligations, and the Company agrees to assign to MIS all of the Company's rights, under the leases set forth on Schedule 9.16(c) (the "MIS Assumed Leases") prior to the Closing Date. The Parties hereto agree to, and the Stockholder agrees to cause MIS to agree to, cooperate and to execute such instruments of conveyance and transfer and to take such additional action as reasonably necessary to effect the transfer of the MIS Assumed Leases. The Stockholder agrees to cause MIS to indemnify and hold harmless from and against and pay on behalf of or reimburse the Company and its Subsidiaries for the entirety of the amount of any Loss incurred by the Company with respect to any of the MIS Assumed Leases or the real property demised by such leases arising prior to or following the Closing Date.

                  9.17 CERTAIN LEGAL MATTERS. The Stockholder agrees to indemnify and hold harmless from and against and pay on behalf of or reimburse the Company and its Subsidiaries for the entirety of the amount of any Loss the Company or its Subsidiaries may suffer, sustain or become subject to resulting from, arising out of, relating to or caused by (a) any dispute, suit, claim or cause of action involving the Company and Virco Mfg. Corp. or Hewlett-Packard Company based on events occurring prior to the Closing Date, including, without limitation, any Losses arising out of Virco Mfg. Corp. V. Hewlett Packard Company and Does One Through Twenty, and (b) any dispute, suit, claim or cause of action involving the Company and First Health, including, without limitation, any Losses arising out of First Health v. Metamor Worldwide. The Stockholder agrees to assume and shall control the defense for all matters for which the indemnity set forth in this Section 9.17 shall apply with counsel selected by the Stockholder. The Stockholder shall not be responsible or liable to the Company for legal expenses subsequently incurred by the Company after the Stockholder shall have assumed such defense. The Company shall have the right to participate in the defense thereof and to employ counsel at its own expense, separate from the counsel employed by the Stockholder, it being understood that the Stockholder shall control such defense. The Stockholder shall be liable for the fees and expenses of counsel employed by the Company for any period during which the Stockholder has failed to assume the defense thereof (other than during the period prior to the time the Company shall have given notice of a claim pursuant to this Section 9.17). The Company and the Stockholder shall cooperate with one another in the defense or prosecution thereof. Such cooperation shall include the retention and the provision to the other party of records and information which are reasonably relevant to such claim pursuant to this Section 9.17, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall not admit any liability with respect to, or settle, compromise or discharge, such claim pursuant to this
Section 9.17 without the Stockholder's prior written consent (which consent shall not be unreasonably withheld). The Company shall agree to any monetary settlement, compromise or discharge of such claim pursuant to this Section 9.17 which the Stockholder may recommend and which by its terms obligates the Stockholder to pay the full amount of the liability in connection with such claim and which releases the Company completely in connection with such claim. Notwithstanding anything contained herein, the Company shall, in its sole discretion, have the right to reasonably object to any settlement, compromise or discharge which seeks to impose non-monetary relief against the Company or its Subsidiaries.

                                   ARTICLE X
                                  DEFINITIONS

                  10.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

                  "Accounts Receivable" shall mean all accounts and commissions receivable, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and accounts receivable from employees and all other obligations from customers with respect to sales of goods or services, whether evidenced or not evidenced by a note.

                  "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

                  "Affiliated Group" means an affiliated group as defined in
Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

                  "Agreement" means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

                  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "Code" means the United States Internal Revenue Code of 1986, as amended.

                  "Encumbrances" means any Lien, voting agreement, voting trust, proxy, option, right of purchase, right of first refusal, right of first offer, restriction on transfer or any other similar arrangement or restriction of any kind whatsoever.

                  "Environmental Affiliates" of any Person means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

                  "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

                  "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any governmental entity or any department, agency or political subdivision thereof relating to any liability of the Company, any Subsidiary or the Stockholder or any Environmental Affiliate of the Company, any Subsidiary or the Stockholder arising under any Environmental and Safety Requirement.

                  "ERISA" shall have the meaning provided in Section 5.18.

                  "GAAP" means United States generally accepted accounting principles.

                  "Guaranty" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees of the payment of dividends or other distributions upon the shares of any other Person.

                  "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than ninety (90) days past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets, (viii) any intercompany debt or payables owed by the Company to the Stockholder or any of the Stockholder's Affiliates or Subsidiaries and (ix) any accrued interest on any of the foregoing.

                  "Insider" means, any officer, director, stockholder, partner or Affiliate, as applicable, of the Company or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest.

                  "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

                  "Knowledge" means, with respect to a Person, the actual knowledge of such Person (which includes the actual knowledge of all officers and directors of such Person).

                  "Liens" means any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind (including, without limitation, any option, conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Stockholder or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

                  "Loss" means, with respect to any Person, any damage, payment, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

                  "Material Adverse Effect" means any material adverse effect on the business, condition (financial or otherwise), operations, results of operations, employee relations, customer or supplier relations, assets, liabilities or future prospects of the Company and its Subsidiaries, taken as a whole.

                  "Permitted Encumbrances" means (A) statutory liens for current Taxes or other governmental charges with respect to the Leased Real Property not yet due and payable; (B) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which could not, individually or in the aggregate, have a Material Adverse Effect on the Company or any of its Subsidiaries; (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; and (D) covenants, conditions, restrictions, easements and other matters of record affecting title to the Leased Real Property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of the Leased Real Property.

                  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

                  "Plan" has the meaning set forth in Section 5.18(a).

                  "Proprietary Rights" means all of the following, and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions,
(ii) trademarks, service marks, trade dress, trade names, logos, Internet domain names and web sites and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, and (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

                  "reasonable commercial efforts" means the reasonable efforts that a prudent Person would make in completing a business transaction of the type contemplated by this Agreement, but shall not require any significant expenditure or the payment of cash for procurement of any consent or waiver.

                  "Release" has the meaning set forth in CERCLA.

                  "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

                  "Substantial Authority" shall have the meaning described in
Section 6662 of the Code, provided that if state, local or foreign Tax law is at issue, Substantial Authority shall continue to have the same meaning, but whether Substantial Authority exists shall be determined in light of relevant state, local or foreign precedent.

                  "Target Working Capital" means the product of (x) 51 divided by 365 multiplied by (y) the Company's and its Subsidiaries aggregate revenues for the 365 days immediately preceding the Closing Date.

                  "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and liability in respect of any tax as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, unitary or similar group, but shall not include any such Tax related to any employee benefit plan, program or arrangement.

                  "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

                  "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

                  "Working Capital" means (i) the aggregate current assets of the Company (excluding cash and cash equivalents) minus (ii) the aggregate current liabilities of the Company (other than accrued interest, the current portion of Indebtedness, Taxes and any other current liabilities that the Stockholder shall assume from, or with respect to which the Stockholder shall provide indemnification to, the Company pursuant to this Agreement), in each case as of the Closing Date. Working Capital shall be determined in accordance with GAAP applied in a manner consistent with those used in preparing the appropriate UCC termination statements, held by third parties against the property of the Company or any of its Subsidiaries shall have been obtained for release upon payment, all on terms reasonably satisfactory to the Purchaser; Company's December 31, 1998 unaudited balance sheet (the "Year-End Balance Sheet"). If any item on (or which should be reflected on) the Year-End Balance Sheet is not reflected in accordance with GAAP in effect as of the Closing Date (based upon authoritative accounting pronouncements and literature), Working Capital will nonetheless be computed in accordance with GAAP in effect as of the Closing Date. In computing Working Capital, all accounting entries (including all liabilities and accruals) will be taken into account regardless of their amount and all errors and omissions will be corrected and all proper adjustments will be made. For purposes of the calculation of Working Capital, all inter-company receivables and payables related to transactions (a) between the Company, on the one hand, and the Stockholder and its Subsidiaries (excluding the Company and its Subsidiaries), on the other hand, and (b) between the Company, on the one hand, and its Subsidiaries, on the other hand, shall be identified and eliminated and canceled without payment.

Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

                                   ARTICLE XI
                                 MISCELLANEOUS

                  11.1 AMENDMENT AND WAIVER. Prior to Closing, this Agreement may only be amended upon the written consent of each of the Parties hereto. Following the Closing, this Agreement may be amended upon the written consent thereto by the Company and the Purchaser. Any provision of this Agreement may be waived; provided that, unless otherwise set forth herein, any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

                  11.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

                         Notices to the Stockholder and, prior to the Closing, the Company:

                         c/o Metamor Worldwide, Inc.
                         4400 Post Oak Parkway, Suite 1100
                         Houston, Texas  77027
                         Attention:  General Counsel
                         Facsimile No.: (713) 627-1059
                         with a copy to:

                         Vinson & Elkins L.L.P.
                         2300 First City Tower
                         1001 Fannin
                         Houston, Texas  77002-6760
                         Attention:   Robert Hatcher
                         Facsimile No.:  (713) 758-2346


                         Notices to the Purchaser and to the Company (post Closing):

                         MITS Holding, Inc.
                         c/o GTCR Fund VI, L.P.
                         6100 Sears Tower
                         Chicago, Illinois  60606
                         Attention:   Donald Edwards
                                      and David I. Trujillo
                         Facsimile No.: (312) 382-2201

                         with a copy to:

                         Kirkland & Ellis
                         200 East Randolph Drive
                         Chicago, Illinois  60601
                         Attention:   Kevin R. Evanich, P.C.
                         and Stephen L. Ritchie
                         Facsimile No.: (312) 861-2200

                  11.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties (except as otherwise provided in this Agreement); provided further that:

                  (a) the Purchaser may at any time prior to the Closing, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates;

                  (b) the Company may assign its rights under this Agreement for collateral security purposes to any lender providing financing to the Company or any of its Affiliates and any such lender may exercise all of the rights and remedies of the Company hereunder; and

                  (c) the Company may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Company or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise);

provided further, however, that no assignment shall limit assignor's obligations hereunder.

                  11.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                  11.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.

                  11.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

                  11.7 ENTIRE AGREEMENT. This Agreement, the Schedules and the other documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

                  11.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                  11.9 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                  11.10 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

                                   * * * * *

                  IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement on the date first written above.


                                      METAMOR INFORMATION
                                      TECHNOLOGY SERVICES, INC.

                                      By: /s/ PETER T. DAMERIS
                                          -------------------------------
                                      Name:   Peter T. Dameris
                                      Its:    Executive Vice President


                                      METAMOR WORLDWIDE, INC.

                                      By: /s/ PETER T. DAMERIS
                                          -------------------------------
                                      Name:   Peter T. Dameris
                                      Its:    Executive Vice President


                                      MITS HOLDING, INC.

                                      By: /s/ DONALD J. EDWARDS
                                          -------------------------------
                                      Name:   Donald J. Edwards
                                      Its:    President

                                    GUARANTY

                  GTCR Fund IV, L.P. ("GTCR") and First Union Capital Partners, Inc. ("FUCP") hereby severally guarantee the performance of the Purchaser pursuant to this Agreement, with GTCR being liable for 60% of any claims and FUCP being liable for 40% of any claims. The obligations of GTCR and FUCP hereunder shall be subject to satisfaction of the Purchaser's closing conditions in Section 2.1 and shall terminate on closing of the transactions contemplated by this Agreement.


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
GTCR FUND VI, L.P.                          FIRST UNION CAPITAL PARTNERS,
By:  GTCR Partners VI, L.P.,                INC.
its general partner
By:  GTCR Golder Rauner, L.L.C.,            By: /s/ L. WATTS HAMRICK, III
its general partner                             -------------------------------
                                            Name:   L. Watts Hamrick, III
                                                  -----------------------------
                                            Title:  Senior Vice President
                                                   ----------------------------

By: /s/ DONALD J. EDWARDS
    --------------------------------
Its: Principal
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